UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

GO GO BUYERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-256118	36-4919249
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5348 Vegas Drive Las Vegas, NV, 89108 (Address of Principal Executive Offices)

+86-13480684648

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ]

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accountant standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.01 Changes in Control of Registrant.

On August 20, 2025, Arturas Saladzius, the previous majority shareholder of the Company, entered into a stock purchase agreement (the “Agreement”) for the sale of 3,000,000 shares of Common Stock of the Company, to Qiubing Xu. The Agreement closed on September 25, 2025.

As a result of the acquisition of 3,000,000 shares of Common Stock, Qiubing Xu holds approximately 72% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also on September 24, 2025, the previous officer and director of the company, Arturas Saladzius, resigned from all office and director positions with the Company, and Silvija Barkauskiene resigned from independent director position of the Company. Upon such resignations, Qiubing Xu was appointed as Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Qiubing Xu

From 2012 to 2025, Mr. Qiubing Xu founded Shenzhen Huayu Investment Management Co., Ltd. and served as the company's general manager, responsible for precious metal business transactions. Mr. Xu received his bachelor degree in E-commerce and Business Management from Guangdong Ocean University in 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GO GO BUYERS, INC

Date: November 19, 2025	By:	/s/ Qiubing Xu
Name: Qiubing Xu
Title: CEO